UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a party other than the Registrant   ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Alkermes plc

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Management LP
Sarissa Capital Offshore Master Fund LP
Sarissa Catapult Holdings Ltd
Sarissa Capital Catapult Fund LLC
Sarissa Capital Hawkeye Fund LP
ISP Fund LP
Sarissa Capital Master Fund II LP
Sarissa Capital Athena Fund Ltd
Atom Master Fund LP
Sarissa Capital Fund GP LP
Sarissa Capital Fund GP LLC
Sarissa Capital Offshore Fund GP LLC
Sarissa Capital Management GP LLC
Alexander J. Denner, Ph.D.
Patrice Bonfiglio
Sarah J. Schlesinger, M.D.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials
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This filing contains a press release issued on June 22, 2023 by Sarissa Capital.

INDEPENDENT PROXY ADVISORY FIRM ISS AGREES WITH SARISSA CAPITAL THAT SHAREHOLDERS’ INTERESTS WOULD BE BEST SERVED WITH DIRECT SHAREHOLDER REPRESENTATION ON THE ALKERMES BOARD

Questions the integrity of Chairman and CEO Richard Pops and the accuracy of what management has communicated to the Alkermes Board

Concludes that Alkermes’ leadership lacks either the ability or desire to manage its exorbitant spending

Determines that absent shareholder representation on the Board, Alkermes may “squander” the “windfall” from the recent Janssen decision

Greenwich, CT, June 22, 2023 – Sarissa Capital Management LP (“Sarissa”) today made the following additional statement regarding the recent report on Alkermes plc (NASDAQ: ALKS) issued by independent proxy advisory firm Institutional Shareholder Services Inc. (“ISS”):

We commenced this proxy contest on the basis that shareholder representation is essential for Alkermes to reach its true potential. The company has long suffered under the leadership of Chairman and CEO Richard Pops, and the Board has failed to hold him and other members of management accountable, to the significant detriment of the owners of the company—its shareholders. To the contrary, at the urging of Pops, the Board has allowed management to spend almost $10 million dollars of shareholder capital to keep the company’s largest active shareholder, who has a stellar track record and a position worth more than $450 million, out of the boardroom.

Shareholders should ask themselves a simple question – why would a purportedly well-functioning company undertake such actions? The answer is simple: the Board is dominated by a CEO with a tenure of 30 years who has a history of profligate spending, and the last thing that Pops (and his controlled Board) want is a real change agent that will provide the necessary oversight and accountability to run the company for the benefit of its true owners.

You don’t need to take our word for these conclusions. ISS has validated our position and concluded that Sarissa has “made a compelling case that this is the right moment for incremental change in the boardroom.”

Among other concerns about Alkermes, ISS stated in its recent report that:

•	“[T]he persistently negative operating margins, even in the face of the company's commitment to profitability targets, is troubling”;

•
“[T]he implication of this trend [significant increases in SG&A spend relative to sales] is that the company's leadership lacks either the ability or the desire to reduce spending relative to revenue”;

•
“[T]he persistent negative return on investment at ALKS is unsustainable. Whereas peers have demonstrated that positive ROIC is at least possible, ALKS shareholders have not experienced it in many years”;

•
“The persistently low gross margin is the problem, not the change in recent quarters. For reference, if ALKS had achieved gross margins in line with the peer median since the introduction of the [Value Enhancement Plan], it would have delivered approximately $370 million more gross profit between Q4 2020 and Q1 2023”;

•
“[T]he board's ability to oversee management may be constrained by the combined long tenures of the Chairman/CEO [Richard Pops] (in CEO role since 1991) and [Nancy Wysenski] the lead independent director (10-year board tenure). The…obstacles to direct interaction between Sarissa and independent directors raises questions about the accuracy of what was communicated to the board and the dissident by management”; and

•
“[T]he company's leadership has not demonstrated a commitment to lowering costs as a percent of revenues, and there is risk that the spending windfall [from the Janssen settlement] will be squandered…”

ISS concluded its analysis by stating that:

•	Sarissa Capital “has made a compelling case that the prolonged inability of the incumbent leadership of Alkermes to transition to profitability warrants change in the boardroom”; and

•	A Sarissa Capital “nominee is needed on the board to add urgency and pressure on management to change”;

Fellow Alkermes shareholders face an important decision at the upcoming annual shareholder meeting. Like ISS, we believe it is important to add direct shareholder representation to the Alkermes board. In our view, shareholder representation is critical to unlock the true potential of Alkermes and to provide the necessary oversight and accountability to prevent a reversion to the status quo of the last 30 years of underperformance under the leadership of Chairman and CEO Richard Pops. We hope that shareholders will focus on the substance of the case for change that we have clearly made, as reflected in the ISS report.

Your vote at Alkermes' Annual General Meeting of Shareholders on June 29, 2023 is very important.  We urge all shareholders to vote "FOR" the election of the Sarissa Nominees, “AGAINST” the compensation of the Company’s named executive officers, and "FOR" all other proposals in our proxy statement.

For additional information, please visit our website at upgradealkermes.com.
#UpgradeAlkermes

If you have any questions regarding your BLUE universal proxy card or need assistance in executing your proxy card, please contact:

D.F.  King & Co., Inc.
Shareholders call Toll-Free: (866) 207-3648
All Others Call: (212) 493-6952
Email: ALKS@dfking.com

You can vote in one of three easy ways: by internet at www.cesvote.com, by telephone at 1-888-693-8683 or by mail using the BLUE universal proxy card and postage-paid envelope sent to you.

If you vote by internet or telephone, you will be required to provide the unique control number printed on your BLUE universal proxy card.

Contact:	Dayna Packes Sarissa Capital Management LP info@sarissacap.com

Additional Information

Sarissa Capital Management LP (“Sarissa Capital”), together with other participants, filed a definitive proxy statement and an accompanying BLUE universal proxy card with the SEC on June 2, 2023, in connection with the solicitation of shareholders of the Company for the 2023 annual general meeting of shareholders (the “Annual Meeting”).  Shareholders are advised to read the definitive proxy statement and other documents related to the Annual Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available at no charge on the SEC’s website at www.sec.gov.  The definitive proxy statement and other relevant documents filed by Sarissa Capital are also available at no charge at www.upgradealkermes.com or by directing a request to Sarissa Capital’s proxy solicitor, D.F.  King & Co., Inc., 48 Wall Street, New York, New York 10005 (Shareholders can call toll-free: (866) 207-3648).